Exhibit 99.2

CME ANNOUNCES LAUNCH OF AN OFFERING OF SENIOR SECURED NOTES DUE 2017 BY ITS CZECH SUBSIDIARY CET 21 SPOL. S R.O.

Hamilton, Bermuda – August 13, 2012 - Central European Media Enterprises Ltd. (“CME” or the “Company”) announced today that its wholly owned subsidiary CET 21 spol. s r.o. (“CET 21”) plans to make a private placement of fixed rate senior secured notes in the aggregate principal amount of EUR 70.0 million (approximately US$ 85.8 million).  The notes will have the same terms and be of the same series as the 9.0% senior notes due 2017 that CET 21 issued and sold on October 21, 2010.   The notes will be senior secured obligations of CET 21 and will be guaranteed by the Company and certain of its subsidiaries. There can be no assurance that the proposed offering will be completed.

CET 21 intends to use the net proceeds from the offering (i) to fully repay outstanding amounts under its CZK 1.5 billion revolving credit facility agreement, which is expected to be approximately EUR 59.5 million (approximately US$ 73.0 million), and (ii) for general corporate purposes.

The senior notes will be offered only to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S under the Securities Act. The senior notes will not be registered under the Securities Act and may not be offered or sold in the U.S. or to U.S. persons absent registration or an applicable exemption from registration requirements. In relation to the United Kingdom, notes may not be offered or sold except in accordance with all applicable requirements of the Financial Services and Markets Act 2000 (“FSMA”) and regulations passed under FSMA, or pursuant to an applicable exemption. In addition, the notes may not be offered in the United Kingdom or any other member state of the European Economic Area except in circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the EU Prospectus Directive (2003/71/EC), as amended.

For additional information, please contact:

Romana Wyllie
Vice President of Corporate Communications
Central European Media Enterprises
Krizeneckeho nam. 1078/5
152 00 Praha 5
Czech Republic
+420 242 465 525
romana.wyllie@cme.net